Exhibit 10.1.1

AGREEMENT

This AGREEMENT (this “Agreement”) is made as of this 20th day of December 2021 by and between Petra Acquisition, Inc. (“Petra”) and Revelation Biosciences, Inc. (“Buyer”).

WHEREAS, Petra was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business (“Business Combination”);

WHEREAS, Petra has entered into that certain Merger Agreement as of August 27, 2021 by and among Petra, Revelation Biosciences, Inc. (“Target”), and Petra Acquisition Merger Sub Inc. (the “Acquisition Agreement”);

WHEREAS, the public holders of Petra common stock may redeem their shares of Petra common stock (“Common Stock”) for a portion of the funds being held in Petra’s trust account in connection with the Business Combination; and

WHEREAS, subject to the terms of this Agreement, Buyer will agree to purchase up to $2.5 million of shares (the “Shares”) of Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Purchase and Closing

Section 1.01 Purchase. In the event that Petra receives redemption requests from its public stockholders for an aggregate amount of $31.5 million or greater, Buyer hereby agrees that it will purchase from such redeeming public stockholders $2 million of Shares, at prices no greater than the redemption amount per public share of Common Stock at the closing of the vote for the Business Combination; provided, however, that the number of Shares to be purchased by Buyer from the redeeming public stockholders pursuant to this Section 1.01 shall be reduced by the number of shares of Common Stock, if any, acquired by the Buyer in the open market following the date of this Agreement (based on the purchase price paid by Buyer for such Shares in the open market). The closing of the purchase of the Shares by Buyer from the redeeming public stockholders shall occur prior to the Special Meeting of Petra’s stockholders to vote on the approval of the Business Combination. Buyer further agrees not to request redemption of any of the Shares acquired in the open market.

ARTICLE II

Representations and Warranties of Petra

Petra hereby represents and warrants to Buyer on the date hereof and as of the Closing that:

Section 2.01 Organization. Petra is a corporation, duly incorporated, validly existing and in good standing in the jurisdiction of its incorporation. Petra has the requisite corporate power and authority to execute, deliver and carry out the terms of this Agreement and to consummate the transactions contemplated hereby and thereby.

Section 2.02 Authority; Non-Contravention. This Agreement has been validly authorized, executed and delivered by Petra and assuming the due authorization, execution and delivery thereof by Buyer, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Petra does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Petra is a party which would prevent Petra from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Petra is subject.

ARTICLE III

Representations and Warranties of the Buyer

Buyer hereby represents and warrants to Petra on the date hereof and as of the Closing that:

Section 3.01 Organization. Buyer is a corporation or limited liability company, duly incorporated or organized, validly existing and in good standing in the jurisdiction of its incorporation or organization. Buyer has the requisite corporate or limited liability company power and authority to execute, deliver and carry out the terms of this Agreement and to consummate the transactions contemplated hereby and thereby.

Section 3.02 Authority; Non-Contravention. This Agreement has been validly authorized, executed and delivered by Buyer and assuming the due authorization, execution and delivery thereof by Petra, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Buyer is a party which would prevent Buyer from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Buyer is subject.

Section 3.03 Governmental Approvals. All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or other authority on the part of Buyer required in connection with the consummation of the transactions contemplated in the Agreement have been or shall have been obtained prior to and be effective as of the Closing.

Section 3.04 Sophisticated Buyer. Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the purchase of Shares.

Section 3.05 No Brokers. No broker, investment banker, financial advisor, finder or other person has been retained by or is authorized to act on behalf of Buyer that will be entitled to any fee or commission for which Petra will be liable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV

Acknowledgement; Waiver; Registration Rights

Section 4.01 Acknowledgement; Waiver. Buyer (i) acknowledges that Petra may possess or have access to material non-public information which has not been and will not be communicated to Buyer; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against Petra or any of its officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transactions contemplated by this Agreement, including without limitation, any such claims arising under the securities or other laws, rules and regulations, and (iii) is aware that Petra is relying on the foregoing acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with the transactions contemplated by this Agreement.

ARTICLE V

Miscellaneous

Section 5.01 Termination. This Agreement shall terminate on the earlier of (i) the closing of the Business Combination, (ii) the date the Acquisition Agreement is terminated, and (iii) January 31, 2022.

Section 5.02 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

Section 5.03 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall, to the fullest extent applicable, be brought and enforced first in the Southern District of New York, then to such other court in the State of New York as appropriate and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 5.04 Remedies Cumulative. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement. Accordingly, Buyer hereby agrees that Petra is entitled to an injunction prohibiting any conduct by the Buyer in violation of this Agreement and the Buyer shall not seek the posting of any bond in connection with such request for an injunction. Furthermore, in any action by Petra to enforce this Agreement, Buyer waives its right to assert any counterclaims and its right to assert set-off as a defense. The prevailing party agrees to pay all costs and expenses, including reasonable attorneys’ and experts’ fees that such prevailing party may incur in connection with the enforcement of this Agreement.

Section 5.05 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated

Section 5.06 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

Section 5.07 Headings. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

Section 5.08 Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations and warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

Section 5.09 Waiver. Reference is made to the Final Prospectus of Petra dated October 7, 2020 (the “Prospectus”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Prospectus.

Holder has read the Prospectus and understand that Petra has established a “trust account,” initially in an amount of at least $70,000,000 for the benefit of the “public stockholders” and the underwriters of Petra’s initial public offering (the “Underwriters”) and that, except for certain exceptions described in the Prospectus, Petra may disburse monies from the trust account only: (i) to the public stockholders in the event of the conversion of their shares or the liquidation of Company; or (ii) to Petra and the underwriters after consummation of a business combination, as described in the Prospectus.

For and in consideration of Petra entering into this Agreement with Holder, Holder hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the trust account (other than in connection with redemption rights or the dissolution of Petra) (“Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Petra and will not seek recourse against the trust account for any reason whatsoever, other than in connection with redemption rights or the dissolution of Petra.

Section 5.10 Further Assurances. If at any time any of the parties hereto shall consider or be advised that any further documents or actions are necessary or desirable to vest, perfect or confirm of record or otherwise the rights, title or interest in or to the Shares or under or otherwise pursuant to this Agreement, the parties hereto shall execute and deliver such further documents or take such actions and provide all assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Shares or under or otherwise pursuant to this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

PETRA ACQUISITION, INC.

By:	/s/ Andreas Typaldos
Name:	Andreas Typaldos
Title:	Chief Executive Officer

REVELATION BIOSCIENCES, INC.

By:	/s/ James Rolke
Name:	James Rolke
Title:	CEO